Exhibit 5.1

THE LAW OFFICE OF
CONRAD C. LYSIAK, P.S.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475
FAX: (509) 747-1770
EMAIL: cclysiak@lysiaklaw.com

September 30, 2010

Locate Technologies, Inc.
3124 Parsons Road
Edmonton, Alberta
Canada   T6N 1L6

RE:	LOCATE TECHNOLOGIES, INC.

Gentlemen:

Please be advised that, I have reached the following conclusions regarding the above offering:

1.  LOCATE TECHNOLOGIES INC. (the “Company”) is a duly and legally organized and existing corporation organized under the laws of the Province of Alberta, with its registered office located in Reno.  The Company was incorporated on May 30, 2000. The Company’s existence and form is valid and legal pursuant to Alberta law.

2.  The Company is a fully and duly incorporated Alberta corporate entity.  The Company has one class of Common Stock at this time.  Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company’s common shares of stock.  The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the Province of Alberta, its Constitution and reported judicial decisions interpreting those laws and when such stock was issued it was duly authorized, fully paid for and non-assessable.  The common stock to be sold under this Form F-1 Registration Statement is likewise legal under the laws of the State of Alberta, its Constitution and reported judicial decisions interpreting those laws and when such stock is issued it will be duly authorized, fully paid for and non-assessable.

3.  To my knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement.  I know of no disputes involving the Company and the Company has no claim, actions or inquires from any government agency, other than as set forth in the registration statement.  I know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

4.  The Company’s outstanding shares are all common shares.  There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

Securities and Exchange Commission
RE:	LOCATE TECHNOLOGIES, INC.
September 30, 2010
Page 2

5.  By directors’ resolution, the Company has authorized the issuance of up to 500,000 shares of common stock.

6.  Further, and based upon the foregoing, I am of the opinion that the issued and outstanding shares of common stock being offered by certain selling shareholders named in the registration statement are validly issued, fully paid and non-assessable shares in the common stock of the Company.

The Company’s Articles of Incorporation presently provide the authority to the Company to issue an unlimited number of shares of common stock without par value.  Therefore, a Board of Directors’ Resolution which authorized the issuance for sale of up to 500,000 shares of common stock would be within the authority of the Company=s directors and the shares, when issued, will be validly issued, fully paid and non-assessable.

I consent to filing this opinion as an exhibit to the Company’s Form F-1 registration statement.

Yours truly,

The Law Office of Conrad C. Lysiak, P.S.

BY:	CONRAD C. LYSIAK
Conrad C. Lysiak